Exhibit 99.2

DOLLAR TREE COMMENTS ON OUTCOME OF

FAMILY DOLLAR SHAREHOLDER VOTE

•                  Family Dollar Shareholders Vote to Approve Dollar Tree Merger

•                  Transaction Creates Leading Discount Retailer with More Than 13,000 Stores and Annual Sales Exceeding $18 Billion

•                  Completion of Transaction Expected as Early as March 2015

CHESAPEAKE, VA — January 22, 2015 — Dollar Tree, Inc. (NASDAQ: DLTR), the nation’s leading operator of discount variety stores selling everything for $1 or less, today commented on the outcome of the shareholder vote of Family Dollar Stores, Inc. (NYSE: FDO) to approve the pending merger with Dollar Tree.

“Today’s vote of approval by Family Dollar shareholders represents a crucial step toward combining Dollar Tree, North America’s leading fixed-price point discount retailer, with Family Dollar, a leading multi-price point retailer with a 50+ year history of serving low and middle income customers”, stated Bob Sasser, Dollar Tree’s Chief Executive Officer.  “By adding Family Dollar to our portfolio of brands, Dollar Tree will soon operate more than 13,000 stores in 48 states and five Canadian provinces with annual sales exceeding $18 billion.  This merger enhances our geographic footprint and diversifies our business model.  We intend to operate and grow both banners.  At Dollar Tree stores, everything is $1 while Family Dollar stores will continue to serve low to middle income customers with name brand consumables, home basics, variety and seasonal products at discount store prices.  By utilizing the $1 fixed-price point in Dollar Tree and multi-price points at Family Dollar, we will deliver even greater value and choice to a broader range of consumers.”

Sasser added, “We are eager to welcome Family Dollar associates to the Dollar Tree team.  We appreciate the dedication and hard work of Family Dollar’s associates throughout the integration planning process and we look forward to working together to further grow and improve the Family Dollar brand.”

Several steps need to take place to facilitate the successful completion of the acquisition.  By the end of January, Dollar Tree expects to reach a preliminary agreement with the Federal Trade Commission (“FTC”) staff on the list of substantially all of the stores to be divested.  Dollar Tree then plans to finalize divestiture agreements with the selected buyer(s), to address any concerns of the investigating state attorneys general, and to execute a consent order with the FTC’s Bureau of Competition.  To facilitate the FTC’s continued review, and in light of the practicalities associated with the transaction, Dollar Tree and Family Dollar have agreed to provide the FTC with four weeks’ notice prior to closing.  Dollar Tree expects to initiate this 4-week notice period (which may be terminated early by the FTC) after Dollar Tree executes a consent decree with the FTC’s Bureau of Competition, which should enable the closing of the merger as soon as March 2015.

Sasser concluded, “I am extremely proud of the entire Dollar Tree team.  In addition to completing the due diligence and integration planning work relating to our acquisition, our team worked together to deliver two outstanding quarters during the acquisition process by continuing to provide great values to our consumers.”

About Dollar Tree, Inc.

Dollar Tree, Inc., a Fortune 500 Company, operated 5,282 stores in 48 states and five Canadian provinces as of November 1, 2014, with total retail selling square footage of 45.8 million.  Stores operate under the brands of Dollar Tree, Dollar Tree Canada, and Deals. To learn more about the Company, visit www.DollarTree.com.

Forward- Looking Statements

Certain statements contained herein are “forward-looking statements” that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements and information about our current and future prospects and our operations and financial results are based on currently available information. Various risks, uncertainties and other factors could cause actual future results and financial performance to vary significantly from those anticipated in such statements. The forward looking statements contained herein include assumptions about our operations, such as cost controls and market conditions, and certain plans, activities or events which we expect will or may occur in the future and relate to, among other things, the business combination transaction involving Dollar Tree and Family Dollar, the financing of the proposed transaction, the benefits, results, effects, timing and certainty of the proposed transaction, future financial and operating results, expectations concerning the antitrust review process for the proposed transaction and the combined company’s plans, objectives, expectations (financial or otherwise) and intentions.

Risks and uncertainties related to the proposed merger include, among others: the risk that regulatory approvals required for the merger are not obtained on the proposed terms and schedule or are obtained subject to conditions that are not anticipated; the risk that the other conditions to the closing of the merger are not satisfied; the risk that the financing required to fund the transaction is not obtained; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the merger; uncertainties as to the timing of the merger; competitive responses to the proposed merger; response by activist stockholders to the merger; costs and difficulties related to the integration of Family Dollar’s business and operations with Dollar Tree’s business and operations; the inability to obtain, or delays in obtaining, the cost savings and synergies contemplated by the merger; uncertainty of the expected financial performance of the combined company following completion of the proposed transaction; the calculations of, and factors that may impact the calculations of, the acquisition price in connection with the proposed transaction and the allocation of such acquisition price to the net assets acquired in accordance with applicable accounting rules and methodologies; unexpected costs, charges or expenses resulting from the merger; litigation relating to the merger; the outcome of pending or potential litigation or governmental investigations; the inability to retain key personnel; and any changes in general economic and/or industry specific conditions. Consequently, all of the forward-looking statements made by Dollar Tree, in this and in other documents or statements are qualified by factors, risks and uncertainties, including, but not limited to, those set forth under the headings titled “A Warning About Forward-Looking Statements” and “Risk Factors” in Dollar Tree’s Annual Report on Form 10-K for the fiscal year ended February 1, 2014, Dollar Tree’s Quarterly Reports on Form 10-Q for the quarters ended May 3, 2014, August 2, 2014 and November 1, 2014, and other reports filed by Dollar Tree with the SEC, which are available at the SEC’s website http://www.sec.gov.

Please read our “Risk Factors” and other cautionary statements contained in these filings. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Dollar Tree undertakes no obligation to update or revise any forward-looking statements, even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized, except as may be required by law. As a result of these risks and others, actual results could vary significantly from those anticipated herein, and our financial condition and results of operations could be materially adversely affected.

Investors/Media Contacts:

Investors:

Randy Guiler

Dollar Tree, Inc.

rguiler@dollartree.com

(757) 321-5284

Media:

Debbie Miller / Nathaniel Garnick

Sard Verbinnen & Co

(212) 687-8080